Exhibit 99.1

Azitra, Inc. CEO Issues Letter to Shareholders Detailing Strategic Reorientation Initiatives and Outlook for 2026 and Beyond

BRANFORD, Conn. – June 17, 2026 — Azitra, Inc. (“Azitra” or the “Company”) (NYSE American: AZTR), a clinical stage biopharmaceutical company focused on developing innovative therapies for precision dermatology, today announced that Francisco Salva, Chief Executive Officer of Azitra, has issued a Letter to Shareholders detailing the Company’s strategic growth initiatives, recent accomplishments and outlook for 2026 and beyond. The full text of the letter follows.

A MESSAGE FROM OUR CHIEF EXECUTIVE OFFICER

To my fellow shareholders,

The first half of 2026 signaled an important inflection point in Azitra’s history. During this period, we took meaningful steps to reorient the Company’s strategic vision towards programs with near term value creating milestones. The confluence of synthetic biology and artificial intelligence is transforming the future of biological products, whether they be therapeutics, cosmetics or biotech tools. Our opportunity is to be one of the leaders of this transformation by leveraging our next generation microbial genetic engineering technology platform. Our new initiatives are designed to create multiple, accelerated pathways for growth and value creation while positioning Azitra to participate in several, large, attractive and rapidly evolving markets.

The catalyst for this strategic expansion was the successful financing completed in March, where we raised a $10.5 million and up to an additional $21 million through the exercise of warrants. As we have continued to advance our technology platforms, we have increasingly recognized that the same engineering capabilities driving our therapeutic pipeline may also be applied to large commercial markets with potentially shorter development timelines and multiple pathways to monetization.

We believe this strategic expansion has the potential to unlock significant value for shareholders while positioning Azitra at the intersection of several powerful industry trends, including synthetic biology, artificial intelligence and next-generation biological manufacturing.

New Initiatives:

ATR-COSF: Expansion into Cosmetic Ingredients

One of the most exciting initiatives enabled by the March financing is ATR-COSF, a recombinant filaggrin protein program designed for the cosmetic ingredient market.

ATR-COSF originated from our ATR-01 research program, which was initially developing a live biotherapeutic microbe to address skin barrier dysfunction associated with ichthyosis vulgaris. Through this work, we recognized the broader commercial potential of recombinant filaggrin technology and its ability to support skin hydration and appearance. Our initial focus is the development of a cosmetic ingredient targeting the reduction of fine lines and wrinkles.

Research has shown that up to 10% of the general population and more than 50% of eczema sufferers are deficient in filaggrin, a protein naturally produced by healthy skin that plays a critical role in maintaining hydration and skin barrier function. We believe recombinant filaggrin technology may offer a differentiated approach within the growing multi-billion dollar skincare market.

We are currently conducting product optimization and ex vivo human skin studies and anticipate initiating a clinical study to evaluate the product candidate’s effect on the appearance of fine lines and wrinkles. We expect to complete this study in late 2026, putting the program on track for potential partnership or commercialization as soon as 2027.

Recombinant Proteins: Expanding into Biotechnology Products

The March financing also enables us to utilize microbial, genetic engineering technologies in-licensed from The Fred Hutchinson Cancer Center (“FHCC”). These technologies have demonstrated the ability to efficiently engineer bacterial species that have historically been difficult to manipulate, opening new possibilities for the production of high-value recombinant proteins and other biological products. Additionally, the FHCC minicircle plasmids have shown increases of 100,000x compared to standard plasmid technologies. Our first initiatives focus on the development of mRNA related assembly proteins – the Tobacco Etch Virus (TEV) Protease and the T7 RNA Polymerase.

Our objective is to establish a foundation for the future development and commercialization of a portfolio of recombinant proteins that would target unmet opportunities in research, biologics manufacturing, and other biotechnology applications, representing substantial and growing commercial markets. Success in these initiatives could create opportunities for strategic partnerships, licensing transactions and future commercial products. For instance, T7 RNA Polymerase is widely used in molecular biology and biotechnology for in vitro transcription to generate large quantities of RNA, including mRNA for vaccines, probes, and research. Meanwhile, the TEV protease is used to remove affinity purification tags from recombinant fusion proteins without damaging the target protein. The current market for these polymerases and proteases is estimated to be approximately $1 billion.

We are very excited to initiate these programs and intend to provide updates as key proof-of-concept milestones are achieved. The expectation is that these programs will be in a position to be partnered or commercialized in the next 36 months.

Existing Clinical Programs:

ATR-04: EGFR inhibitor-associated rash

One of our most important milestones during the first half of the year was the continued enrollment of patients into our ATR-04 program. The program is developing our live biotherapeutic candidate for EGFR inhibitor-associated rash in cancer patients. EGFR inhibitor-associated rash remains a substantial unmet medical need that can negatively impact quality of life and disrupt life-saving oncology treatment regimens.

We were pleased to strengthen the clinical program through the addition of MD Anderson Cancer Center as a participating clinical site. MD Anderson is one of the world’s premier oncology institutions, and we believe its participation further validates the significance of the therapeutic opportunity we are pursuing while enhancing the visibility and credibility of the ATR-04 program.

ATR-12: Netherton syndrome

Given the challenges of enrolling patients in this clinical trial and the encouraging safety from the first six enrolled patients in the study, we plan to pause further enrollment of this clinical trial to conserve capital and redirect current funds towards our ATR-COSF program, which has nearer term value creating milestones in 2026. At the right time, we will look to restart our work in Netherton syndrome, as we have already developed improved topical formulations and next generation live biotherapeutic candidates.

Focused on Execution and Long-Term Value Creation

We continue to execute on our vision by advancing our clinical pipeline, strengthening our scientific and intellectual property foundation, and expanding the potential applications of our proprietary technologies into broader commercial opportunities.

We are building a differentiated biotechnology platform at the intersection of precision dermatology, synthetic biology, and artificial intelligence, while pursuing multiple opportunities that we believe can create meaningful long-term value for customers, patients and shareholders alike. Financial discipline and operational execution remain central to our strategy, and we remain focused on efficiently deploying capital toward programs and initiatives that we believe have the greatest potential to generate meaningful clinical progress and shareholder value.

Looking ahead, we anticipate multiple important catalysts across our pipeline, including continued clinical advancement, additional scientific presentations and further expansion of our platform technologies. We believe the progress we have achieved reflects the dedication of our team, the strength of our science and the growing recognition of Azitra’s differentiated approach to precision dermatology and genetic engineering.

For our shareholders…

As I reflect on our progress, I believe Azitra is entering one of the most exciting periods in the Company’s evolution. The March financing provided the foundation to focus our strategic vision and accelerate initiatives that provide near term value creating milestones. Today, we are pursuing new commercial opportunities in cosmetic skincare and leveraging our microbial engineering platform to explore broader applications in biotechnology products and recombinant proteins.

The biotechnology industry is entering a new era where advances in synthetic biology, artificial intelligence and genetic engineering are transforming how biological products are developed and manufactured. We believe Azitra is uniquely positioned at the intersection of these trends. While significant work remains ahead, I am confident that the actions we have taken over the past year have expanded our opportunity set, strengthened our strategic position and created multiple pathways to generate long-term value for shareholders.

On behalf of the entire Azitra team, I would like to thank our employees, collaborators, and shareholders for their continued commitment and support as we work to build a leading precision dermatology biotech focused on innovation, execution, and value creation.

Sincerely,

Francisco Salva

Chief Executive Officer

Azitra, Inc.

About Azitra, Inc.

Azitra, Inc. is a clinical-stage biopharmaceutical company focused on developing innovative therapies for precision dermatology and novel products across therapeutics, cosmeceuticals and biotechnology applications. The Company’s portfolio is highlighted by ATR-COSF, a recombinant protein technology designed for cosmetic and skincare applications, and ATR-04, an investigational live biotherapeutic for EGFR inhibitor (“EGFRi”) associated rash. Azitra has received Fast Track designation from the FDA for EGFRi associated rash, which impacts approximately 150,000 people in the U.S. Azitra is also advancing additional recombinant protein initiatives designed to support biotechnology research and manufacturing applications. Azitra’s technology platforms combine engineered proteins, topical live biotherapeutics, artificial intelligence, and a proprietary microbial library to develop differentiated products for consumer, research and healthcare markets. For more information, please visit https://azitrainc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will,” and variations of these words or similar expressions that are intended to identify forward-looking statements. Any such statements in this press release that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements include, without limitation, statements regarding the expected timing of (i) our provision of initial safety data and topline results for the Phase 1b trial for our ATR-12, (ii) the abstract detailing the Phase 1/2 clinical trial for our ATR-04 program, (iii) our provision of initial safety data and topline results for the Phase 1/2 clinical trial for our ATR-04 program, and (iv) statements about our clinical and preclinical programs, and corporate and clinical/preclinical strategies, including our cosmeceutical strategy.

Any forward-looking statements in this press release are based on current expectations, estimates and projections only as of the date of this release and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the timing of clinical trials and their results; we may experience delays in the provision of initial safety data and topline results for ATR-12 and ATR-04 and, if we do, such data and results may not be favorably received; the safety and efficacy of our product candidates; possible delays in regulatory approval or changes in regulatory framework that are out of our control; our estimation of addressable markets of our product candidates may be inaccurate; we may fail to timely raise additional required funding; more efficient competitors or more effective competing treatment may emerge; we may be involved in disputes surrounding the use of our intellectual property crucial to our success; we may not be able to attract and retain key employees and qualified personnel; earlier study results may not be predictive of later stage study outcomes; and we are dependent on third-parties for some or all aspects of our product manufacturing, research and preclinical and clinical testing. Additional risks concerning Azitra’s programs and operations are described or incorporated by reference in our annual report on Form 10-K filed with the United States Securities and Exchange Commission (the “SEC”) on February 27, 2026 and our quarterly report on Form 10-Q filed on May 12, 2026 with the SEC. Azitra explicitly disclaims any obligation to update any forward-looking statements except to the extent required by law.

Contact

Norman Staskey

Chief Financial Officer

staskey@azitrainc.com

Investor Relations

Tiberend Strategic Advisors, Inc.

David Irish

231-632-0002

dirish@tiberend.com

Media Relations

Tiberend Strategic Advisors, Inc.

Casey McDonald

646-577-8520

cmcdonald@tiberend.com